UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2012

American Realty Capital Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-180274	32-0372241
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 27, 2012, the board of directors of American Realty Capital Trust IV, Inc. (“the “Company”) approved the acquisition of the fee simple interest in a CVS pharmacy located in New Castle, Pennsylvania and a build-to-suit Dollar General store located in Buchanan Dam, Texas, for an aggregate contract purchase price of approximately $4.3 million, exclusive of closing costs.

CVS Pharmacy

On August 15, 2012, the Company made arrangements, through its sponsor, AR Capital, LLC, to acquire the fee simple interest in a CVS Pharmacy located in New Castle, Pennsylvania. The seller of the property is Eighteen-o-Three Wilmington Rd LLC. The seller has no material relationship with the Company and the acquisition will not be an affiliated transaction. Pursuant to the Company’s arrangements, its obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, among other conditions. Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

The property contains approximately 10,000 rentable square feet and is 100% leased to CVS Caremark Corporation (NYSE: “CVS”). The lease had an original lease term of 20 years and expires in January 2025.  The lease contains no rental escalations and five renewal options of five years each.  The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent.  The annualized straight line rental income for the initial lease term is approximately $0.2 million.

Dollar General Store

On July 19, 2012, the Company, through its sponsor, assumed obligations under a purchase and sale agreement to acquire a build-to-suit Dollar General store located in Buchanan Dam, Texas. The Company assumed the obligations of the purchase and sale agreement from Ladder Capital Finance LLC. The assignor has no material relationship with the Company and the acquisition will not be an affiliated transaction. Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition is subject to the satisfactory completion of a due diligence review of the property, among other conditions. The purchase and sale agreement contains customary representations and warranties by the seller. Although the Company believes that the acquisition of the property is probable, there can be no assurance that the acquisition will be consummated.

The property contains approximately 9,000 rentable square feet and is 100% leased to Dollar General Corporation (NYSE: “DG”). The lease has a 15-year term with its full lease term remaining.  The lease contains a three percent annual rental escalation in year 11.  The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.  The annualized straight line rental income for the initial lease term is approximately $0.1 million.

Item 8.01. Other Events.

Also on August 27, 2012, the board of directors of the Company authorized, and the Company declared, a distribution rate which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00452054795 per day, based on the common stock share price of $25.00. The distributions will begin to accrue 15 days following the Company’s initial property acquisition. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

A copy of the press release announcing that the Company approved the acquisition of the fee simple interest in a CVS pharmacy and a build-to-suit Dollar General store and the Company’s initial distribution rate is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 27, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST IV, INC.

Date: August 27, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors